Exhibit 10.13

October 28, 2014

Juan-Sebastian Saldivar

Dear Sebastian,

We are pleased to confirm our offer of employment for the position of Chief Medical Officer at AltheaDx, Inc. (“Althea” or the “Company”) with an anticipated start date of Monday, November 24, 2014. This position will report to Jorge Garces, President and Chief Operating Officer. This letter sets forth the basic terms and conditions that would govern your employment.

Please note that this offer of employment is contingent upon the results of an outside background check and reference check without any adverse disclosures whatsoever. Criminal, social security number, references, and degree verification screenings will be performed. We reserve the right, in our sole discretion, to rescind this offer based on the results of the background check.

Salary. You are being offered a salary of $14,166.6 per pay period, which is equivalent to approximately $340,000 annually, less required withholdings for employment taxes, etc. and other authorized deductions. Your salary will be paid semi-monthly in accordance with the Company’s normal payroll practices.

Bonus. As an incentive to join our company, you will be eligible for our annual bonus program. Your target bonus will be 40% of your annual base, prorated to date of hire. The criteria for the bonus plan will be shared with you outside of this offer; however, certain company and individual performance criteria must be achieved before payout.

Equity. The Company will recommend that you will be eligible to receive a stock option grant of 145,000 shares subject to approval by the AltheaDx Board of Directors on the day of a Board of Directors meeting following your first day of employment. The option price will be set on the day of the grant. Subject to your continued employment with the Company, options will vest 25% on the first one year anniversary from issuance and then at a rate of 1/48th per month thereafter, with the Option being fully vested after four (4) years from issuance. As a member of the AltheaDx Senior Leadership Team, you will be eligible for accelerated vesting upon a Change in Control, per AltheaDx’s Stock Option Agreement.

One Time Bonus. As an incentive, you will receive a one-time bonus of $50,000 less payroll deductions and all required withholdings. The bonus will be issued in May, 2015. Should you voluntarily resign your employment with the Company within twelve (12) months of active employment from the time the bonus was issued, the $50,000 bonus amount (pro-rated) will be deemed due and payable to the Company within ten (10) days of your last date of employment.

Benefits. You shall be entitled to the Company’s basic employment benefits available to all employees. Details of the Company’s benefits: medical and dental coverage; 401(k) plan; and long-term and short-term disability insurance will be sent to you under separate cover. You will be eligible the first day of the month following your date of hire. You will be eligible for Paid Time Off (PTO) beginning with an accrual equal to 20 days per year and approximately 10 Paid Holidays.

Executive Severance. As a member of the AltheaDx Senior Leadership Team, you will be eligible for the Executive Severance Plan, the details of which will be provided to you.

Duties. Your job title will be Chief Medical Officer. Your duties generally will be in the area of Clinical strategy development and execution however, you may be assigned other duties based on Company needs.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by AltheaDx and to take such general direction as you may be given from time to time by your superiors. AltheaDx reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless Althea expressly agrees otherwise. You are not permitted to engage in any business activity that competes with Althea. You are required to disclose and request approval from the Company for any outside employment. If the outside employment negatively impacts your job performance or availability for necessary overtime, any approval may be withdrawn. Failure to obtain prior approval for outside employment, or engaging in outside employment when such approval has been denied, may result in disciplinary action up to and including termination.

Hours of Work. As an exempt employee, you are expected to work the number of hours required to get the job done.

Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

Immigration Documentation. Employment with AltheaDx is contingent upon your ability to prove your identity and authorization to work in the U.S. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

Representation and Warranty of Employee. By signing this offer letter, you are representing and warranting to Althea that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

Term of Employment. Your employment with AltheaDx is “at-will.” This means either you or AltheaDx can terminate, with or without notice, the employment relationship at any time and for any reason or no reason at all. It also means suspensions and other forms of discipline, demotions, transfers, and salary decisions may be effected or administered at the sole discretion of Althea. The “at-will” nature of the employment relationship between you and the Company cannot be changed unless the change is in writing and signed by both you and the CEO of Althea.

Dispute Resolution Procedure. The Company utilizes a dispute resolution system through which it attempts to resolve allegations of unfair or discriminatory treatment, whether arising under state or federal law or otherwise. Details regarding the dispute resolution system are contained in the employee handbook.

Proprietary Information Agreement. As a condition of employment, you must sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement, which is attached hereto as Exhibit A.

Arbitration. As a condition of employment, you must sign an arbitration agreement, which is attached hereto as Exhibit B.

Integrated Agreement. Please note that this offer letter sets forth the terms of your employment with Althea and supersedes any prior agreements, representations, or promises of any kind, whether written, oral, express, or implied, between you and Althea.

We look forward to you joining our organization. The employment offer remains in effect until the close of business on Friday October 31, 2014. In order to confirm your acceptance of employment with Althea, please sign one copy of this letter and return it to Jennifer Suntrup. The other copy is for your records. If you wish to discuss anything set forth in this offer letter, please do not hesitate to contact Jennifer Suntrup directly at (858) 224-7232.

Very truly yours,

ALTHEADX, INC.

By:	/s/ Greg Hamilton
Greg Hamilton
CEO

I agree to and accept the terms of employment set forth in this Agreement.

/s/ Juan-Sebastian Saldivar	11/3/14
Juan-Sebastian Saldivar	Date

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Proprietary Information and Inventions Agreement (“Agreement’’) is entered into by and between Juan Sebastian Saldivar (“Employee”), on the one hand, and AltheaDx, Inc. (together with its parent, subsidiary and affiliated corporations and entities, and their successors and assigns, the “Company”), on the other hand.

WHEREAS, the Company is engaged in a continuous program of research, development and production;

WHEREAS, the Employee is employed by the Company and is expected to make new contributions and inventions of value to the Company; and

WHEREAS, Employee’s employment creates a relationship of confidence and trust between the Employee and the Company with respect to confidential business information.

NOW THEREFORE, in consideration of the mutual representations set forth below, and for other valuable consideration, including Employee’s employment and/or continued employment and compensation received by Employee from the Company, Employee and the Company agree as follows:

1.	PROPRIETARY INFORMATION.

a. Employee understands that, by virtue of Employee’s employment with the Company, Employee will acquire and be exposed to Proprietary Information of the Company. “Proprietary Information” includes all ideas, information and materials, tangible or intangible, not generally known to the public, relating in any manner to the business of the Company, its products and services (including all trade secrets), its personnel (including its officers, directors, employees, and contractors), its clients, vendors and suppliers and all others with whom it does business that Employee learns about or acquires during Employee’s employment with the Company. Proprietary Information includes, but is not limited to, manuals, documents, computer programs and software used by the Company, all formulas or processes, know-how, improvements, techniques, marketing plans, strategies, forecasts, user manuals, compilations of technical, financial, legal or other data, salary information, client or prospective client or customer lists, names of suppliers or vendors, client, supplier or vendor contact information, customer contact information, business referral sources, specifications, designs, devices, inventions, business or marketing plans or strategies, pricing information, mock-ups, prototypes, and works in progress, all other research and development information, forecasts, financial information, and all other technical or business information. Proprietary Information does not include publicly available information or information that is generally known and used within the biotechnology research industry in which the Company engages in business.

b. Employee agrees to hold in trust and confidence all Proprietary Information during and after the period of Employee’s employment with the Company. Employee shall not use or disclose any Proprietary Information to anyone outside the Company for any purpose other than for the benefit of the Company as required by Employee’s authorized duties for the Company. At all times during Employee’s employment with the Company, Employee shall comply with all of the Company’s policies and procedures relating to the protection and confidentiality of Proprietary Information. Upon termination of Employee’s employment with the Company, (a) Employee shall not use or disclose Proprietary Information to anyone, for any purpose, unless expressly requested to do so in writing by an authorized officer of the Company, (b) Employee shall not retain or take with Employee any Proprietary Information in a Tangible Form (defined below), and (c) Employee shall immediately deliver to the Company any Proprietary Information in a Tangible Form that Employee may then or thereafter hold or control, as well as all other property, equipment, documents or things that Employee was issued or otherwise received or obtained during Employee’s employment with the Company. “Tangible Form” includes ideas, information or materials in written or graphic form, on a computer disc or other medium, or otherwise stored in or available through electronic, magnetic, videotape or other form.

2.	COMPETING ACTIVITIES.

To protect the Company’s Proprietary Information and to avoid conflicts of interest, during Employee’s employment with the Company, Employee shall not engage in any activity that is or may be competitive with the Company in any city, county, parish or state in the United States, where the Company engages in business, whether or not for compensation; provided, however, nothing in this Agreement shall be construed as limiting Employee’s ability to engage in any lawful off-duty conduct

3.	RETURN OF DOCUMENTS AND MATERIALS.

Immediately upon the termination of Employee’s employment or at any time prior thereto if requested by the Company, Employee shall return all documents, data, records, apparatus, equipment, chemicals, molecules, organisms and other physical property, proposals, notes, lists, files, and any and all other materials, including but not limited to Proprietary Information in a Tangible Form, that refers, relates or otherwise pertains to the Company and its business, including its products and services, personnel, customers or clients (actual or potential), investors (actual or potential), and/or vendors and suppliers (actual or potential), and any and all business dealings with said persons and entities (the “Returned Property and Equipment”) to the Company. Employee is not authorized to retain any copies or duplicates of the Returned Property and Equipment or any Proprietary Information that Employee obtained or received as a result of Employee’s employment or other relationships with the Company.

4.	PROPRIETARY INFORMATION OF OTHERS.

Employee shall not, during employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or other person or entity. The Employee will not bring to the Company any such proprietary or trade secret ideas, information or materials belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

5.	INVENTIONS.

a. Employee hereby assigns, and irrevocably agrees to assign, to the Company all patents, rights, title and interest in and to all work performed, and all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter (whether or not patentable or copyrightable), conceived, developed or created by Employee, alone or with others, during the period of Employee’s employment with the Company, including, but limited to, all copyrighted, trade secret, patent, trademark and other intellectual property rights, subject to the exclusions of Section 5(b) (“lnventions”). To the maximum extent permitted by applicable law, Inventions shall be deemed works made for hire, and all rights, title and interest in and to the Inventions shall vest automatically in the Company. The Company shall have the sole right, in its own name, to obtain, hold, register and otherwise perfect, protect and enforce (including bringing actions for past or future infringement of) all rights relating to the Inventions, including, but not limited to, any renewals or extensions thereof. Employee shall, whether during or after Employee’s employment with the Company, (1) notify the Company of any Inventions, and deliver to the Company the Tangible Form of all Inventions (including any copies) and (2) provide the Company and any person designated by the Company, at the Company’s expense, any assistance and cooperation requested by the Company to obtain, hold, register and otherwise perfect, protect and enforce (including brining actions for past or future infringement of) all rights relating to the Inventions, including, but not limited to, executing written instruments and serving as a witness. If, in breach of Employee’s obligations under this Agreement, Employee uses any Proprietary Information in conceiving, developing or creating any materials, creations, designs, technology, discoveries, inventions, ideas, information or other subject matter after the termination of Employee’s employment with the Company, Employee acknowledges and agrees that such subject matter constitutes Inventions subject to this assignment requirement and all other terms and conditions of this Agreement.

b. Employee understands that Inventions (as defined above) do not include subject matter that meets all of the following criteria: (1) is conceived, developed and created by Employee on Employee’s own time without using the Company’s equipment, supplies or facilities or any Proprietary Information, (2) is unrelated to the actual or reasonably anticipated business or research and development of the Company of which Employee is or becomes aware, and (3) does not result from any work performed by Employee for the Company; provided, further, nothing in this Agreement shall be construed to require Employee to assign to the Company any Inventions that are excluded from any such assignment under California Labor Code section 2670. A copy of California Labor Code section 2870 is reproduced under Exhibit 1. Employee shall be deemed to be aware of all activities of the Company.

c. To avoid any misunderstanding, Employee has listed on Exhibit 2: (1) all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter, including, but not limited to, copyrights, trade secrets, patents, trademarks and other intellectual property rights, if any, developed or created by Employee, alone or with others, before the period of Employee’s employment with the Company in which Employee claims any ownership or rights, and (2) all agreements or arrangements that may affect the rights to any such subject matter or Employee’s ability to be employed by and perform services for the Company and comply with the requirements of this Agreement. Employee acknowledges and agrees that (i) by not listing particular subject matter, Employee is warranting that the subject matter was not conceived, developed or created before commencement of Employee’s employment, and (ii) by not listing particular agreements or arrangements, Employee is warranting that no such agreements or arrangements exist.

6.	SOLICITATION OF EMPLOYEES

Employee agrees that for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Company for any reason, whether or without cause, Employee shall not use the Company’s Proprietary Information to directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment, or to attempt to solicit, induce, recruit, or encourage the Company’s employees or consultants to leave their employment, for any reason.

7.	RIGHTS AND REMEDIES UPON BREACH.

If Employee breaches, or threatens to commit a breach of, any of the provisions of this Agreement, Employee agrees that, in aid of arbitration and as a provisional remedy (or permanent remedy ordered by an arbitrator), the Company shall have the right to have each and every one of the covenants in this Agreement specifically enforced and to obtain temporary and permanent injunctive relief, it being acknowledged and agreed by Employee that any breach or threatened breach of any of the covenants and agreements contained herein would cause irreparable injury to the Company and that money damages would not provide an adequate remedy at law to the Company. In any proceeding seeking to enforce Sections 1 through 6 of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and expenses, including expert fees, which were incurred by that party in connection with any such proceeding.

8.	SEVERABILITY.

Employee acknowledges and agrees that (a) the covenants and agreements contained herein are reasonable and valid, and do not impose limitations greater than are necessary to protect the goodwill, Proprietary Information, and other business interests of the Company; and (b) if one or more of the provisions in this Agreement are deemed invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect without regard to the invalid portions.

9.	CONFIRMATION OF AT-WILL EMPLOYMENT.

Unless Employee and the Company have otherwise entered into an express, written employment contract or agreement for a specified term, Employee and the Company agree that: (a) Employee’s employment with the Company is and shall be at all times on an at-will basis, and the Company or Employee may terminate Employee’s employment at any time, for any reason, with or without cause or advance notice; (b) nothing in this Agreement or in the Company’s employee manuals, handbooks or other written materials, and no oral statements or representations of any Company officer, director, agent or employee, create or are intended to create an express or implied contract for employment or continuing employment; and (c) nothing in the Agreement obligates the Company to hire, retain or promote Employee.

10.	ENTIRE AGREEMENT/MODIFICATION

This Agreement (a) represent the entire agreement of the Parties with respect to the subject matter hereof, (b) shall supersede any and all previous contracts, arrangements or understandings between the Parties hereto with respect to the subject matter hereof, and (c) may not be modified or amended except by an instrument in writing signed by each of the Parties hereto.

11.	GOVERNING LAW.

This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California regardless of choice of law principles.

12.	PARTIES IN INTEREST/ASSIGNMENT/SURVIVAL.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Employee. The Company may sell, assign, and transfer all of its right, title and interests in this Agreement without the prior consent of Employee, whether by operation of law or otherwise, in which case this Agreement shall remain in full force after such sale, assignment or other transfer and may be enforced by (a) any successor, assignee or transferee of all or any part of the Company’s business as fully and completely as it could be enforced by the Company if no such sale, assignment or transfer had occurred, and (b) the Company in the case of any sale, assignment or other transfer of a part, but not all, of the business. The benefits under this Agreement shall inure to and may be enforced by the Company, and its parent, subsidiary and affiliated corporations and entities, and their successors, transferees and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

13.	NOTIFICATION TO NEW EMPLOYER.

Employee understands that the various terms and conditions of this Agreement shall survive and continue after Employee’s employment with the Company terminates. Accordingly, Employee hereby expressly agrees that the Company may inform Employee’s new employer regarding Employee’s duties and obligations under this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Dated:	11/3/14	By:	/s/ Juan-Sebastian Saldivar

Employee Signature

Name:	Juan-Sebastian Saldivar
Printed

ACCEPTED AND AGREED TO:

AltheaDx, Inc.,
A Delaware corporation

By:	/s/ Greg Hamilton
Signature

Name:	Greg Hamilton
Printed

Title:	CEO

EXHIBIT 1 to the PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT:

Reserved Inventions, Related Agreements or Arrangements

[none, unless otherwise specified]

EXHIBIT 2 to the PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT:

California Labor Code section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

ARBITBATION AGBEEMENT

This Arbitration Agreement (“Agreement”) is entered into by and between Juan-Sebastian Saldivar (“Employee”), on the one hand, and AltheaDx, Inc. (together with its parent, subsidiary and affiliated corporations and entitles, and their successors and assigns, the “Company”), on the other hand.

1. How This Agreement Applies:

This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce.

This Agreement applies to any dispute, past, present or future, arising out of or related in any way to Employee’s employment with the Company or termination of employment. The Agreement applies to any such disputes even if they are brought by Employee’s parents, guardians, assigns, beneficiaries, spouse, children or heirs on Employee’s behalf.

Except as it otherwise provides, this Agreement is intended to apply to the resolution of past, present and future disputes that otherwise would be resolved in a court of law, and requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, but not as to the enforceability, revocability or validity of the Agreement or any portion of the Agreement, which disputes can only be resolved by a court of competent jurisdiction. The Agreement also applies, without limitation, to disputes regarding the employment relationship, compensation, wages, meal and/or rest breaks, benefits, discrimination, harassment, wrongful discipline, breach of contract, unfair competition, intentional or negligent infliction of emotional distress, violation of public policy, retaliation (including retaliation under the Employee Retirement Income Security Act), fraud, defamation, invasion of privacy, negligence, assault or battery. Claims for discrimination and harassment include, but are not limited to, those based on race, color, sex, sexual orientation, religion, national origin, ancestry, citizenship, age, marital status, physical disability, pregnancy, mental disability or medical condition and veteran status. The Agreement further applies to all claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Genetic Information Non-Discrimination Act, the Fair Employment and Housing Act, the California Labor Code and all other state or federal statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims.

2. Limitations On How This Agreement Applies:

Nothing contained in this Agreement shall be construed to prevent or excuse Employee from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures.

Furthermore, nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration. Claims may also be brought before an administrative agency to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the Office of Federal Contract Compliance Programs, or the California Department of Fair Employment and Housing.

This Agreement also does not cover disputes that may not be subject to pre-dispute arbitration agreements as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This Agreement also does not cover: claims for workers compensation, state disability or unemployment insurance benefits; any criminal complaint or proceeding filed by a governmental agency; claims for restitution or civil penalties owed by an employee for an act for which the Company sought criminal prosecution; and claims for benefits under any employee benefit plan sponsored by the Company and covered by the Employee Retirement Income Security Act or funded by insurance. Private attorney general actions are not subject to this Agreement and therefore must be litigated in a civil court of competent jurisdiction.

3. Commencing Arbitration

All claims in arbitration are subject to the same statutes of limitation that would apply in court. Either party may commence the arbitration process by filing a written demand for arbitration with the American Arbitration Association (“AAA”), 600 “B” Street, Suite 1450 San Diego, CA 92101, and sending a copy by hand or first class mail to the other party. If Employee initiates the arbitration process, Employee will send the notice to the Company at the following address: ATTN: Adria Curtis, AltheaDx, 3550 Dunhill St., San Diego, CA 92121. If the Company initiates arbitration, it will send the notice to Employee’s last known home address as reflected in the Company’s personnel records. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

4. Selecting The Arbitrator

The arbitrator shall either be an attorney licensed to practice in the location where the arbitration proceeding will be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted. The arbitrator shall be selected by mutual agreement of the Company and the Employee or, if the parties cannot agree, the arbitrator shall be selected pursuant to according to the procedures established by the AAA. The location of the arbitration proceeding shall be in San Diego, unless each party to the arbitration agrees in writing otherwise.

5. How Arbitration Proceedings Are Conducted

Except as provided herein, the Parties will conduct the arbitration according to the rules stated in California Code of Civil Procedure sections 1281-1287, et seq.

In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the arbitrator.

Should a non-party witness refuse to comply with a subpoena issued by the arbitrator and the arbitrator is unable to enforce compliance with the subpoena, the Parties agree to submit the subpoena to a court of competent jurisdiction for enforcement of the subpoena.

Employee and the Company agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective action basis. Accordingly, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action (“Class and Collective Action Waiver”). Notwithstanding any other clause contained in this Agreement, the Class and Collective Action Waiver shall not be severable from this Agreement in any case in which: (1) the dispute is filed as a class or collective action and (2) a civil court of competent jurisdiction finds the Class and Collective Action Waiver is unenforceable. In such instances, the class or collective action must be litigated in a civil court of competent jurisdiction.

Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class and Collective Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

The Class and Collective Action Waiver, and any other provision of this Agreement, shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

Although Employee will not be retaliated against, disciplined or threatened with discipline for exercising rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class or collective action, the Company may lawfully seek enforcement of this Agreement, including the Class and Collective Action Waiver under the Federal Arbitration Act, and may seek dismissal of any such class or collective action.

6. Paying For The Arbitration

If Employee initiates arbitration against the Company, the Employee’s portion of the filing fee, if required, will be the lesser of the comparable state and/or federal court filing fee applicable to Employee’s claims. If Employee can show that Employee’s portion of the filing fee creates an undue hardship, Employee may contact the arbitrator for consideration to have it waived.

The Company will pay the remainder of the filing fee, the arbitrator’s fee and any administrative expenses. If the arbitrator finds in favor of Employee, the Company will reimburse Employee’s portion of the filing fee.

Employee will also be responsible for paying Employee’s litigation costs and Employee’s attorneys’ fees if Employee chooses to have representation in any arbitration proceeding. The Company will be responsible for paying its litigation costs and attorneys’ fees if it chooses to have representation in any arbitration proceeding. However, if the Employee or the Company prevails on a statutory claim which allows the prevailing party to recover attorneys’ fees and litigation costs, or if there is a written agreement providing for attorneys’ fees and/or litigation costs, the arbitrator shall rule on a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim at issue.

Any disputes regarding payment of attorneys’ fees, administrative expenses and costs will be resolved by the arbitrator.

7. The Arbitration Hearing And Award

The parties will arbitrate their dispute before the arbitrator, who shall confer with the parties regarding the conduct of the hearing and resolve any disputes the parties may have in that regard. Within 30 days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the arbitrator a brief. The arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, as determined by the arbitrator, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

8. It is against Company policy for any Employee to be subject to retaliation if he or she exercises his or her right to assert claims under this Agreement if any Employee believes that he or she has been retaliated against by anyone at the Company, the Employee should immediately report this to the Human Resources Department

9. This Agreement is the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable. If the Class and Collective Action Waiver is deemed to be unenforceable, the Company and Employee agree that this Agreement is otherwise silent as to any party’s ability to bring a class or collective action in arbitration.

10. The Parties acknowledge that they have carefully read this Agreement, understand its terms, and that all agreements between the Parties relating to the subjects covered in the Agreement are contained therein. The Parties acknowledge that they have entered into the Agreement voluntarily and not in reliance on any promises or representations other than those contained in this Agreement itself. The Parties acknowledge that they have been advised to consult with legal counsel before signing this Agreement.

PLEASE READ CAREFULLY. BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP YOUR RIGHT TO FILE A LAWSUIT IN A COURT OF LAW AND TO HAVE YOUR CASE HEARD BY A JUDGE AND/OR JURY.

Dated:	11/3/14	/s/ Juan-Sebastian Saldivar
Employee Signature

Juan-Sebastian Saldivar
Employee’s Printed Name

DATED:	11/11/14	/s/ Greg Hamilton
for AltheaDx